EXHIBIT 99.1

Ceridian Completes Acquisition of Ascender

Together with Ascender, Ceridian now serves a combined 1,500 customers and 2.5 million employees across 30 countries in the region

Sydney, Australia, March 1, 2021 – Ceridian (NYSE: CDAY; TSX: CDAY), a global leader in human capital management (HCM) technology, today announced it has completed the acquisition of Ascender HCM Pty Limited, a leading HR and payroll solutions provider in the Asia Pacific Japan (APJ) region. The acquisition was previously announced on February 1, 2021 and closed effective today.

“Ceridian provides the most comprehensive human capital management and payroll solution in the APJ region, and this is an exciting milestone as we continue to scale and accelerate our global growth strategy,” said David Ossip, Chairman and CEO, Ceridian. “Together with Ascender, we’ll provide unmatched value to customers through our product innovation and local expertise, coupled with the continued expansion of the Dayforce platform.”

A leading HCM provider in the region, Ascender provides more than 1,200 global brands with leading HR and payroll capabilities. With this acquisition, Ceridian will have the opportunity to deliver additional value to Ascender’s customers through the Dayforce platform’s full-suite HCM capabilities, including workforce management, payroll, talent management, and time and attendance.

“We are laser focused on bringing quantifiable value to customers, and that’s why we are bringing Ascender into the Ceridian family,” said Stephen Moore, Head of Asia Pacific Japan, Ceridian. “By combining Ceridian’s award-winning Dayforce platform with Ascender’s reach, expertise, and leadership, we are laying the foundation to support our customers’ current and future human capital needs in the APJ region and beyond.”

Ascender has deep industry expertise across all verticals, including higher education and government, coupled with a strong partner ecosystem. Ceridian now serves a combined 1,500 customers and 2.5 million employees across 30 countries in the APJ region.

About Ceridian
Ceridian. Makes Work Life Better™.

Ceridian HCM Holding Inc. (“Ceridian” or the “Company”) is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes. Visit Ceridian.com  or follow us @Ceridian.

Forward-Looking Statement and Risk Factors

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding the acquisition discussed in the press release and our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to the future and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with the risks detailed in the “Cautionary Note Regarding Forward-Looking Information,” “Forward-Looking Statement”, “Risk Factors” and other sections of Ceridian’s Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission.

Investor Relations contact:
Jeremy Johnson
1-844-829-9499
investors@ceridian.com

Media contact:
Teri Murphy
1-647-417-2117
teri.murphy@ceridian.com